Filed Pursuant to Rule 433

Issuer Free Writing Prospectus, Dated December 12, 2016

Relating to Preliminary Prospectus Dated December 12, 2016

Registration Statement No. 333-214569

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus of WildHorse Resource Development Corporation (the “Company”) dated December 12, 2016 (the “Preliminary Prospectus”). The information in this free writing prospectus supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus or prepared based on assumptions that are inconsistent with the information below.

Revised Offering Information

The information relating to the purchasers in the offering in the Preliminary Prospectus is revised as follows:

NGP XI US Holdings, L.P., an affiliate of NGP, Jay C. Graham, the Company’s Chief Executive Officer, and Anthony Bahr, the Company’s President, have indicated that they or one or more of their affiliates may collectively purchase in this offering up to $150 million, or up to 7,500,000 shares (based on the midpoint of the price range set forth on the cover page of the Preliminary Prospectus), of the Company’s common stock at the price to the public, with Messrs. Graham and Bahr indicating that they may collectively purchase an aggregate of up to $15 million, or 750,000 shares of such shares. The underwriters will not receive any underwriting discounts or commissions on any shares sold to such potential purchasers. The number of shares available for sale to the general public will be reduced to the extent such purchasers purchase such shares.

Assuming NGP XI US Holdings, L.P. or its affiliates purchase $150 million, or 7,500,000 shares of the Company’s common stock in this offering, NGP will beneficially own, upon completion of the offering, approximately 76.9% of the Company’s common stock (or approximately 73.6% if the underwriters’ option to purchase additional shares is exercised in full).

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling toll-free Barclays Capital Inc. at (888) 603-5847.